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                       UGI UTILITIES INC. AND SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - EXHIBIT 12.1
                             (THOUSANDS OF DOLLARS)

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
                                                      Nine
                                                     Months
                                                     Ended
                                                    June 30,                    Year Ended September 30,
                                                                  --------------------------------------------------
                                                      2003          2002          2001          2000          1999
                                                      ----          ----          ----          ----          ----
EARNINGS:
Earnings before income taxes ....................   $ 99,905      $ 73,665      $ 79,568      $ 82,882      $ 63,139
Interest expense ................................     12,198        16,365        18,724        18,135        17,317
Amortization of debt discount and expense .......        181           287           264           218           215
Estimated interest component of
  rental expense ................................      1,087         1,563         1,541         1,318         1,539
                                                    --------      --------      --------      --------      --------
                                                    $113,371      $ 91,880      $100,097      $102,553      $ 82,210
                                                    ========      ========      ========      ========      ========

FIXED CHARGES:
Interest expense ................................   $ 12,198      $ 16,365      $ 18,724      $ 18,135      $ 17,317
Amortization of debt discount and expense .......        181           287           264           218           215
Allowance for funds used during
    construction (capitalized interest) .........         16            19            12            17            36
Estimated interest component of rental expense ..      1,087         1,563         1,541         1,318         1,539
                                                    --------      --------      --------      --------      --------
                                                    $ 13,482      $ 18,234      $ 20,541      $ 19,688      $ 19,107
                                                    ========      ========      ========      ========      ========

Ratio of earnings to fixed charges ..............       8.41          5.04          4.87          5.21          4.30
                                                    ========      ========      ========      ========      ========
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